Exhibit 99.7

Fangda Partners

http://www.fangdalaw.com

September 19, 2023

To:	LE Worldwide Limited
Unit 614, 6/F, Photonics Centre
No. 2, Science Park East Avenue
Hong Kong Science Park
Shatin, Hong Kong

Attn:	Mr. Daniel Wong

Re:	Combination of LE Worldwide Limited (the “Company”) with Ace Global Business Acquisition Limited (the “Proposed Transaction”)

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, solely for purpose of this legal opinion, excludes Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). We are qualified to issue opinions on the laws and regulations of the PRC (this “Opinion”) as the PRC counsel for the Company in connection with the Proposed Transaction.

In such capacity, we have examined the copies of documents set forth in Appendix I hereto (collectively, the “Documents”) provided to us by the Company.

Where certain facts were not possible to be independently established by us, we have relied upon certificates or statements issued or made by relevant representatives of the Company. In reviewing the Documents and for purpose of rendering this Opinion, we have made the following assumptions:

(1)	the genuineness of all signatures, seals and chops affixed on the Documents;

(2)	the authenticity of all the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies;

(3)	the Documents as submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revised, modified or supplemented except as otherwise indicated in such Documents;

(4)	the truthfulness, accuracy, fairness and completeness of Documents as well as all factual statements in the Documents;

(5)	all information (including factual statements) provided to us by the Company in response to our inquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company has not withheld, omitted or concealed anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(6)	all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	all parties have duly executed, delivered, performed, and will duly perform their obligations under the Documents to which they are parties;

(8)	all governmental authorizations and other official statements or documentation are obtained by lawful means;

(9)	all Documents are legal, valid, binding and enforceable under the governing laws as set forth therein.

Based on the foregoing and subject to the assumptions and qualifications provided herein, we are of the opinion that, as of the date hereof, so far as the PRC laws are concerned:

1.	According to the Cybersecurity Review Measures (, the “CAC Measures”) issued by Cyberspace Administration of China (“CAC”) and 12 other relevant PRC government authorities on December 28, 2021 and came into effect on February 15, 2022, an entity shall conduct cybersecurity review in any of the following circumstances:

(i)	If such entity is an operator of critical information infrastructure (“CIIO”), its purchase of any network product or service affects or may affect national security;

(ii)	If such entity is a network platform operator, its data processing activities affect or may affect national security;

(iii)	If such entity is a network platform operator, it possessed personal information of more than one million users and is seeking a listing in a foreign country; or

(iv)	the relevant PRC government authorities initiate a cybersecurity review against such entity if the PRC government authorities determine certain network products, services, or data processing activities of such entity affect or may affect national security.

2.	Based on the Documents, and according to the statements and confirmations made by the Company:

(i)	The Group Companies is a leading Light-Emitting Diode business conglomerate with headquarters in Hong Kong and is currently focusing on expanding its business to support Controlled Environment Agriculture;

(ii)	Shenzhen Light Engine Limited is the only subsidiary controlled by the Company in the PRC, which is incorporated in June 5, 2023 and is not involved in any substantive business activities;

(iii)	None of the Group Companies has been informed as a CIIO by any PRC government authorities;

(iv)	None of the Group Companies is the owner, operator or service provider of the network where information dissemination, social networking, trading, payment or audio-visual services are provided in the PRC;

(v)	None of the network products, services, or data processing activities of any of the Group Companies impacts or may impact national security in the PRC;

(vi)	None of the Group Companies is a network platform operator that has possessed personal information of more than one million users in the PRC; and

(vii)	None of the Group Companies has received any inquiry, notice, warning or sanctions from any PRC governmental authorities, including but not limited to China Security Regulatory Commission and CAC, with respect to the cybersecurity filing, review or approval.

3.	Based on the Documents, the statements and confirmations made by the Company, we are of the view that:

(i)	the risk of the Group Companies being identified as a CIIO by PRC government authorities is relatively low, because critical information infrastructure typically refers to the important network facilities or information systems of critical industries and sectors in which any destruction, loss of function or data leakage will have a severe impact on national security and other public interests, and the nature of business and the type of personal information involved in the business conducted by the Group Companies, subject to further interpretation and discretion of PRC government authorities, is of relatively low national security significance; and

(ii)	the risk of the Group Companies being considered as affecting or may affect national security and thus being required to undertake cybersecurity review is relatively low, because the nature of business and the type of personal information involved in the business conducted by the Group Companies, subject to further interpretation and discretion of PRC government authorities, is of relatively low national security significance.

Therefore, the Company will not be required to conduct cybersecurity review by CAC under the CAC Measures.

However, since the current regulatory regime regarding data and cybersecurity is still evolving, and the PRC government authorities may have broad discretion in the interpretation and enforcement of these laws and regulations, there can be no assurance that the competent government authorities will ultimately take a view that is consistent with our opinion stated above. If the PRC government authorities initiate a cybersecurity review against the Company, or if the PRC laws and interpretations thereof change in the future, the Company could be subject to cybersecurity review by CAC.

This Opinion is subject to the following qualifications:

(a)	This Opinion relates only to the PRC laws and we express no opinion as to any other laws and regulations. This Opinion is based on the PRC laws currently in force and the interpretation and implementation thereof as of the date of this Opinion. There is no guarantee that any of the PRC laws, or the interpretation or implementation thereof, will not be changed, amended, revoked or replaced in the future with or without retrospective effect.

(b)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part should be extracted and referred to independently.

(c)	This Opinion is subject to the effects of the discretion of any competent PRC legislative, administrative or judicial bodies or arbitration tribunals in exercising their authority to change any PRC laws or the implementation, interpretation or application thereof in any form.

This Opinion is delivered solely to the person to whom it is addressed and solely for the purpose of and in connection with the Proposed Transaction and for filing with and review by SEC and may not be relied upon by any other person or corporate entities or used for any other purpose without our prior written consent.

Yours sincerely,

Fangda Partners

Appendix I
Documents

(1)	The shareholding structure of the Company, its subsidiaries, branches, and offices (collectively, the “Group Companies”).

(2)	The information confirmed and provided by the Company as follows:

a)	The Group Companies is a leading Light-Emitting Diode business conglomerate with headquarters in Hong Kong and is currently focusing on expanding its business to support Controlled Environment Agriculture;

b)	The subsidiary, office and branch that the Company has controlled, established or registered or is contemplated to control, establish or register in the PRC (the “PRC Entity”):

PRC Entity	Incorporation Date	Main Business
Shenzhen Light Engine limited	June 5, 2023	None

c)	None of the Group Companies operates business in relation to critical information infrastructure or has received any notice or otherwise been identified or classified as an operator of critical information infrastructure by any PRC governmental authorities;

d)	None of the Group Companies is the owner, operator or service provider of the network where information dissemination, social networking, trading, payment or audio-visual services are provided in the PRC;

e)	None of the Group Companies has involved in data processing activities, including the collection, storage, use, processing, transmission, provision and disclosure of data, in the PRC;

f)	None of the Group Companies possesses personal information of users in the PRC;

g)	None of the network products and services provided and the data processing activities conducted by any of the Group Companies impacts or may impact national security in the PRC; and

h)	None of the Group Companies has received any inquiry, notice, warning or sanctions from any PRC governmental authorities, including but not limited to China Security Regulatory Commission and CAC, with respect to the cybersecurity filing, review or approval.

(3)	The Company’s response to our legal due diligence checklist dated August 16 2023.

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